Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-3 Registration Statement (No. 333-275184) and related Prospectus of Acuity Inc. for the registration of debt securities of Acuity Inc. and the guarantees of these debt securities by Acuity Brands Lighting, Inc., Acuity Intelligent Spaces Inc., QSC, LLC, and ABL IP Holding LLC and to the incorporation by reference therein of our reports dated October 28, 2024, with respect to the consolidated financial statements of Acuity Inc. (formerly known as Acuity Brands, Inc.), and the effectiveness of internal control over financial reporting of Acuity Inc. (formerly known as Acuity Brands, Inc.), included in its Annual Report (Form 10-K) for the year ended August 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 28, 2025